EXHIBIT 99.1
Date: December 14, 2020
Contact: Victor H. Mendelson    (305) 374-1745
Carlos L. Macau, Jr.    (954) 987-4000

HEICO Corporation Increases its Credit Facility to $1.5 Billion and Extends Term

Amended Credit Facility Increases HEICO’s Borrowing Capacity by 15%

MIAMI and HOLLYWOOD, Fla., December 14, 2020 – HEICO Corporation (NYSE: HEI.A and HEI) announced today that it amended and extended its existing credit facility to a $1.5 billion unsecured revolving credit facility (the “Facility”). Additionally, the Facility’s maturity date has been extended by one year to November 2023 and it can be extended for an additional one-year period. The Facility is with a banking syndicate led by Truist Bank, Bank of America and Wells Fargo Bank. Co-Syndication Agents are PNC Bank and TD Bank, and other banks participating are Capital One, Fifth Third Bank, J.P. Morgan Chase Bank, and U.S. Bank as co-documentation agents, as well as Citibank, Synovous Bank, IberiaBank, and BankUnited.

The Facility, which is a record size for HEICO, may be increased to $1.85 billion under certain circumstances and amends the Company’s existing $1.3 billion revolving credit facility. Borrowings under the amended Facility bear interest at LIBOR plus the applicable margin ranging from 100 basis points to 200 basis points, based on certain leverage measurements.

HEICO’s Facility, which is available for general corporate purposes, will principally be used to fund acquisitions. Since 1996, HEICO has completed 81 acquisitions and remains committed to a disciplined and active capital allocation strategy. In the last twelve months, HEICO completed six acquisitions, despite the challenges of the COVID-19 global pandemic (the “Pandemic”).

Laurans A. Mendelson, HEICO's Chairman & Chief Executive Officer, along with Co-Presidents, Eric A. Mendelson and Victor H. Mendelson remarked, “Despite the Pandemic’s complications, HEICO’s solid financial performance and strong credit profile enabled us to significantly expand our existing credit facility and extend the maturity by an additional year. The increased financial commitments, along with the Facility’s longer duration, will help us to continue making acquisitions and execute our strategic goals, while maintaining a low cost of capital.”

Carlos L. Macau Jr., HEICO’s Executive Vice President & Chief Financial Officer, added, “We continue to maintain a strong balance sheet with a laser focus on cash generation. The additional capacity in our credit facility will permit us to pursue cash generating acquisitions while maintaining a highly flexible capital structure. We appreciate the support and confidence of our bank group and look forward to continuing to work together in the future.”

The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock symbol (HEI.A) to HEI/A, HEIa or HEI-A.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Pandemic; HEICO’s liquidity and the amount and timing of cash generation; the continued decline in commercial air travel caused by the Pandemic, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.